EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-217480, 333-236121, 333-255485 and 333-272176 on Form S-8, Registration Statement Nos. 333-233567, 333-266604 and 333-268847 on Form S-3 and Registration Statement No. 333-264235 on Form S-1 of our auditor’s report dated December 15, 2023 with respect to the consolidated financial statements of Edesa Biotech, Inc. and its subsidiaries as at September 30, 2023 and 2022 and for each of the years in the two year period ended September 30, 2023, as included in the Annual Report on Form 10-K of Edesa Biotech, Inc. for the year ended September 30, 2023 as filed with the United States Securities Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 15, 2023